Exhibit 99.1

         iPayment, Inc. Announces Acquisition of Transaction Solutions

     NASHVILLE, Tenn.--(BUSINESS WIRE)--Sept. 15, 2004--iPayment, Inc. (Nasdaq:IPMT) today announced the acquisition of Transaction Solutions, an ISO with a portfolio of approximately 4,000 small merchants and annual charge volume of approximately $500 million. iPayment expects the transaction to be accretive to its 2005 financial results, providing earnings of approximately $0.03 per diluted share.
     Gregory S. Daily, Chairman and Chief Executive Officer of iPayment, remarked, "We are pleased to join forces with Brian Shanahan, Chief Executive Officer of Transaction Solutions, and with the entrepreneurial organization he has built. Transaction Solutions brings us a substantial existing portfolio, as well as an innovative marketing approach that generates over 250 new merchants per month. Furthermore, this transaction again illustrates the continuing potential of accretive acquisitions to contribute to our profitable growth, and we will continue to evaluate additional transactions."
     This press release contains forward-looking statements about iPayment, Inc. within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For example, statements in the future tense, words such as "anticipates," "estimates," "expects," "intends," "plans," "believes," and words and terms of similar substance used in connection with any discussion of future results, performance or achievements identify such forward-looking statements. Those forward-looking statements involve risks and uncertainties and are not guarantees of future results, performance or achievements, and actual results, performance or achievements could differ materially from the Company's current expectations as a result of numerous factors, including but not limited to the following: acquisitions; liability for merchant chargebacks; restrictive covenants governing the Company's indebtedness; actions taken by its bank sponsors; migration of merchant portfolios to new bank sponsors; the Company's reliance on card payment processors and on independent sales organizations; changes in interchange fees; risks associated with the unauthorized disclosure of data; imposition of taxes on Internet transactions; actions by the Company's competitors; and risks related to the integration of companies and merchant portfolios the Company has acquired or may acquire. These and other risks are more fully disclosed in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for 2003. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
     iPayment, Inc. is a provider of credit and debit card-based payment processing services to over approximately 100,000 small merchants across the United States. iPayment's payment processing services enable merchants to process both traditional card-present, or "swipe," transactions, as well as card-not-present transactions, including transactions over the internet or by mail, fax or telephone.

     CONTACT: iPayment, Inc., Nashville
              Clay Whitson, 615-665-1858, Ext. 115